Delaware	Page 1
The First State

I, CHARUNI P. SANCHEZ, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF STATUTORY TRUST REGISTRATION OF “JPMORGAN CREDIT MARKETS FUND”, FILED IN THIS OFFICE ON THE THIRD DAY OF FEBRUARY, A.D. 2025, AT 3:33 O`CLOCK P.M.

/s/ Charuni P. Sanchez
Charuni P. Sanchez, Secretary of State Authentication: 202848811 Date: 02-03-25

10087609 8100

SR# 20250363094

You may verify this certificate online at corp.delaware.gov/authver.shtml

CERTIFICATE OF TRUST

OF

JPMORGAN CREDIT MARKETS FUND

This Certificate of Trust of JPMorgan Credit Markets Fund (the “Trust”) is being duly executed and filed to form a statutory trust under the Delaware Statutory Trust Act (12 Del. C. Section 3801 et seq.) (the “Act”).

1. Name. The name of the trust formed hereby is JPMorgan Credit Markets Fund.

2. Registered Office; Registered Agent. The business address of the Trust’s registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, Wilmington, Delaware 19801. The name of the Trust s registered agent at such address is The Corporation Trust Company.

3. Investment Company. The Trust will be a registered investment company under the Investment Company Act of 1940, as amended.

4. Effective Date. This Certificate of Trust shall be effective upon filing.

IN WITNESS WHEREOF, the undersigned has duly executed this Certificate of Trust in accordance with Section 3811(a)(1) of the Act.

/s/ Glenn Hill
Name: Glenn Hill
Title: Trustee

State of Delaware Secretary of State Division of Corporations Delivered 03:33 PM 02/03/2025 FILED 03:33 PM 02/03/2025 SR 20250363094 - File Number 10087609